EXHIBIT 4

MCGRAW CONGLOMERATE CORPORATION

SUBSCRIPTION AGREEMENT

1900 E. Golf Road--Suite 950

Schaumburg, Illinois 60173

Shares of Common Stock

Subject to the terms and conditions of the shares of common stock (the “Shares”) described in the McGraw Conglomerate Corporation (the “Company”) Offering Circular dated September __, 2017 (the “Offering”), I hereby subscribe to purchase the number of shares of Common Stock set forth below for a purchase price of $6.00 per share. Enclosed with this Subscription Agreement (the “Agreement”) is my check (Online “E-Check” or Traditional Paper Check), ACH or money order made payable to “McGraw Conglomerate Corporation” (the “Company”) evidencing $6.00 for each Share subscribed, subject to a minimum of 200 shares of common stock ($1,200.00).

I understand that my subscription is conditioned upon acceptance by the Company and subject to additional conditions described in the Offering Circular, including a $499,998 Minimum Offering (and associated escrow until such minimum is achieved). I further understand that the Company, in its sole discretion, may reject my subscription in whole or in part and may, without notice, allot to me a fewer number of Shares that I have subscribed for. In the event the Offering is terminated, all subscription proceeds will be returned without interest.

I understand that when this Agreement is executed and delivered, it is irrevocable and binding to me. I further understand and agree that my right to purchase Shares offered by the Company may be assigned or transferred to any third party without the express written consent of the Company.

I further certify, under penalties of perjury, that: (1) the taxpayer identification number shown on the signature page of this Offering Circular is my correct identification number; (2) I am not subject to backup withholding under the Internal Revenue Code because (a) I am exempt from backup withholding; (b) I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of a failure to report all interest or dividends or (c) the IRS has notified me that I am no longer subject to backup withholding; and (3) I am a U.S. citizen or other U.S. person (as defined in the instructions to Form W-9).

SUBSCRIPTION AGREEMENT (the “Agreement”) with the undersigned Purchaser for __________ Shares of the Company with a par value per share of $0.0001, at a purchase price of $6.00 (SIX DOLLARS AND NO CENTS) per share (aggregate purchase price: $____________) (hereafter the “Purchase Price,” $1,200 minimum).

This Agreement is between McGraw Conglomerate Corporation, a Delaware stock corporation (the “Company”), and the Purchaser whose signature appears below on the signature line of this Agreement (the “Purchaser”).

WI T N E S E T H:

WHEREAS, the Company is offering for sale up to TWO MILLION FIVE HUNDRED THOUSAND (2,500,000) shares of common stock (the “Shares”) (such offering being referred to in this Agreement as the “Offering”).

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NOW, THEREFORE, the Company and the Purchaser, in consideration of the mutual covenants contained herein and intending to be legally bound, do hereby agree as follows:

1.	Purchase and Sale. Subject to the terms and conditions hereof, the Company shall sell, and the Purchaser shall purchase, the number of Shares indicated above at the price so indicated.

2.	Method of Subscription. The Purchaser is requested to complete and execute this agreement online or to print, execute and deliver two copies of this Agreement to the Company, at 1900 E. Golf—Suite 950, Schaumburg, Illinois 60173, along with payment to McGraw Conglomerate Corporation in the amount of the Purchase Price of the Shares subscribed (the “Funds”), as outlined below. The Company reserves the right in its sole discretion, to accept or reject, in whole or in part, any and all subscriptions for Shares.

3.	Subscription and Purchase.

a)	The Offering will begin on the effective date of the Offering Statement and continue until the Company has sold all of the Shares offered hereby or on such earlier date as the Company may close or terminate the Offering. Any subscription for Shares received will be rejected by the Company within 30 days of receipt thereof or the termination date of this Offering, if earlier.

b)	Contemporaneously with the execution and delivery of this Agreement, Purchaser shall pay the Purchase Price for the Shares by check (Online “E-Check,” ACH debit transfer or Traditional Paper Check) or money order made payable to McGraw Conglomerate Corporation.

c)	Until the Offering is closed or the Minimum Offering is achieved, payment of the Purchase Price shall be received by the Escrow Bank from the Purchaser and, thereafter, such payment is received by the Company.

d)	As described in greater detail in the Offering Circular, Esquire Bank will serve as escrow bank (the “Escrow Bank”) until the Offering achieves its stated Minimum Offering and the Escrow Agent instructs the Escrow Bank to release such Funds to the Company. The associated escrow will concurrently terminate when the Offering so “breaks escrow.”

e)	Upon release of the Funds to the Company by the Escrow Bank, Purchaser shall receive notice and evidence of the digital entry (or other manner of record) of the number of Shares owned by the Purchaser reflected on the books and records of the Company and verified by Island Stock Transfer, LLC (the “Transfer Agent”) which books and records shall bear the notation that the Shares were sold in reliance upon Regulation A under the Securities Act of 1933.

f)	If any such subscription is accepted and the Offering achieves the Minimum Offering and therefore “breaks escrow,” the associated Funds are delivered by the Escrow Bank (less associated escrow fees) to the Company, the Company will promptly deliver or mail to the Purchaser (i) a fully executed counterpart of this Agreement, (ii) a certificate or certificates for the Shares being purchased, registered in the name of the Purchaser and (iii) if the subscription has been accepted only in part, a refund of the Funds submitted for Shares not purchased. Simultaneously with the delivery or mailing of the foregoing, the Funds deposited in payment for the Shares purchased will be released to the Company. If any such subscription is rejected by the Company, the Company will promptly return, without interest, the Funds submitted with such subscription to the subscriber.

4.	Representations, Warranties and Covenants of the Purchaser. The Purchaser represents, warrants and agrees as follows:

a)	Prior to making the decision to enter into this Agreement and invest in the Shares subscribed, the Purchaser has received the Offering Circular.. The Purchaser acknowledges that the Purchaser has not been given any information or representations concerning the Company or the Offering, other than as set forth in the Offering Statement, and if given or made, such information or representations have not been relied upon by the Purchaser in deciding to invest in the Shares subscribed.

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b)	The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of the investment in the Shares subscribed and the Purchaser believes that the Purchaser’s prior investment experience and knowledge of investments in low-priced securities (“penny stocks”) enables the Purchaser to make an informal decision with respect to an investment in the Shares subscribed.

c)	The Shares subscribed are being acquired for the Purchaser’s own account and for the purposes of investment and not with a view to, or for the sale in connection with, the distribution thereof, nor with any present intention of distributing or selling any such Shares.

d)	The Purchaser’s overall commitment to investments is not disproportionate to his/her net worth, and his/her investment in the Shares subscribed will not cause such overall commitment to become excessive.

e)	The Purchaser reiterates that he meets the standards set forth in the Offering Circular and, more specifically, the Purchaser has adequate means of providing for his/her current needs and personal contingencies, and has no need for current income or liquidity in his/her investment in the Shares subscribed.

f)	With respect to the tax aspects of the investment, the Purchaser will rely upon the advice of the Purchaser’s own tax advisors.

g)	The Purchaser can withstand the loss of the Purchaser’s entire investment without suffering serious financial difficulties.

h)	The Purchaser is aware that this investment involves a high degree of risk and that it is possible that his/her entire investment will be lost.

i)	The Purchaser is a resident of the State set forth below the signature of the Purchaser on the last age of this Agreement.

j)	The Purchaser confirms that he understands that the use of an escrow and the Escrow Bank and Escrow Agent only until the $499,998 Minimum Offering is achieved, at which time the Funds will automatically be retained by the Company per the terms of the Offering Circular,

5.	Notices. All notices, request, consents and other communications required or permitted hereunder shall be in writing and shall be delivered, or mailed first class, postage prepaid, registered or certified mail, return receipt requested:

a)	If to any holder of any of the Shares, addressed to such holder at the holder’s last address appearing on the books of the Company, or

b)	If to the Company, addressed to the Company at 1900 E. Golf—Suite 950, Schaumburg, Illinois 60173, or such other address as the Company may specify by written notice to the Purchaser, and such notices or other communications shall for all purposes of this Agreement be treated as being effective on delivery, if delivered personally or, if sent by mail, on the earlier of actual receipt or the third postal business day after the same has been deposited in a regularly maintained receptacle for the deposit of United States’ mail, addressed and postage prepaid as aforesaid.

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6.	Severability. If any provision of this Subscription Agreement is determined to be invalid or unenforceable under any applicable law, then such provision shall be deemed inoperative to the extent that it may conflict with such applicable law and shall be deemed modified to conform with such law. Any provision of this Agreement that may be invalid or unenforceable under any applicable law shall not affect the validity or enforceability of any other provision of this Agreement, and to this extent the provisions of this Agreement shall be severable.

7.	Parties in Interest. This Agreement shall be binding upon and inure to the benefits of and be enforceable against the parties hereto and their respective successors or assigns, provided, however, that the Purchaser may not assign this Agreement or any rights or benefits hereunder.

8.	Choice of Law. This Agreement is made under the laws of Illinois and for all purposes shall be governed by and construed in accordance with the laws of that State, including, without limitation, the validity of this Agreement, the construction of its terms, and the interpretation of the rights and obligations of the parties hereto.

9.	Headings. Sections and paragraph heading used in this Agreement have been inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect the construction of this Agreement.

10.	Execution in Counterparts. This Agreement may be executed an any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same instrument.

11.	Survival of Representations and Warranties. The representations and warranties of the Purchaser in and with respect to this Agreement shall survive the execution and delivery of this Agreement, any investigation at any time made by or on behalf of any Purchaser, and the sale and purchase of the Shares and payment therefore.

12.	Prevailing Party Entitled to Reasonable Costs and Attorneys’ Fees. In connection with any litigation, mediation, arbitration, special proceeding or other proceeding arising out of this Agreement, the prevailing party shall be entitled to recover its litigation-related costs and reasonable attorneys’ fees through and including any appeals and post-judgment proceedings.

13.	No Incidental, Consequential, Punitive or Special Damages. In no event shall any party be liable for any incidental, consequential, punitive or special damages by reason of its breach of this Agreement. The liability, if any, of the Company and its Managers, Directors, Officers, Employees, Agents, Representatives and Employees to the undersigned under this Agreement for claims, costs, damages and expenses of any nature for which they are or may be legally liable, whether arising in negligence or other tort, contract, or otherwise shall not exceed, in the aggregate the undersigned’s investment amount.

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14.	Additional Information. The Purchaser realizes that the Shares are offered hereby pursuant to exemptions from registration provided by Regulation A and the Securities Act of 1933. The Shares may be offered to residents of as many as all 50 states through registered broker-dealer(s)/Selling Agent(s) and any affiliated broker groups to assist in the placement of its securities on a best efforts basis. Depending on the agreement(s) with the respective Selling Agent and affiliated group, the brokerage commissions payable will range from 2% to 8% of the Purchase Price for a given investor

IN WITNESSES WHEREOF, the parties hereto have executed this Subscription Agreement on ______________ ____, 201___.

McGraw Conglomerate Corporation

By: __________________________________________

Mr. Kinney (Ken) L. McGraw, President and Chief Executive Officer

PURCHASER:

_____________________________________________

Signature of Purchaser

_____________________________________________

Name of Purchaser

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